Exhibit 99.1

Snail Games Regains Compliance

with Nasdaq Minimum Bid Price Requirement

CULVER CITY, Calif., October 21, 2024 (GLOBE NEWSWIRE) – Snail, Inc. (Nasdaq: SNAL) (“Snail Games” or the “Company”), a leading global independent developer and publisher of interactive digital entertainment, announced today that the Company received written notice from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) informing the Company that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. To regain compliance with Nasdaq Listing Rule 5550(a)(2), the Company was required to maintain a minimum closing bid price for its Class A common stock of $1.00 per share or more for at least ten (10) consecutive business days.

On October 18, 2024, Nasdaq notified the Company that for ten (10) consecutive business days, from October 4, 2024, to October 17, 2024, the closing bid price of the Class A common stock has been at $1.00 per share or greater. Accordingly, the Staff informed the Company that it has regained compliance with the minimum bid price requirement under Nasdaq Listing Rule 5550(a)(2) and this matter is now closed.

About Snail, Inc. https://snail.com/

Snail Games is a leading, global independent developer and publisher of interactive digital entertainment for consumers around the world, with a premier portfolio of premium games designed for use on a variety of platforms, including consoles, PCs and mobile devices.